Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Announces New CEO and Strategic Review

CARLSBAD, Calif.—(BUSINESS WIRE)—October 1, 2008—Orange 21 Inc. (NASDAQ:ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, announced today that Mark Simo has resigned as Chief Executive Officer effective as of September 29, 2008 and that the Board has appointed A. Stone Douglass to replace him.

Mr. Douglass will immediately commence a comprehensive strategic review of Orange 21’s business and various options to build value. Orange 21 also intends to streamline operations and rework its executive compensation scheme to align it with the goal of increasing shareholder value. Orange 21 will report back to investors regarding the results of this review and its progress.

Mr. Douglass joined the Board on August 7, 2008 and was appointed Chairman of the Board effective August 20, 2008. Mr. Douglass has extensive turnaround and restructuring experience. He is a merchant banker and business management consultant with over 30 years of experience in finance and managing public and private companies, including acting as director and/or interim chief executive officer of more than twenty companies.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

Contact:

Orange 21 Inc.

Jerry Collazo, Chief Financial Officer

760.804.8420